EXHIBIT 3.1

State of Delaware Secretary of State Division of Corporations Delivered 06:10 PM 04/25/2019 FILED 06:10 PM 04/25/2019 SR 20193208584 - File Number 4902949

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

LIFEAPPS BRANDS INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), LifeApps Brands Inc., a corporation organized and existing under the DGCL (the "Corporation"), hereby certifies as follows:

A. The name of the Corporation is LifeAppsBrands Inc.

B. The Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article 1 of the Certificate in its entirety and restating the same as follows:

"The name of the corporation is LGBTQ Loyalty Holdings, Inc. (the "Corporation")."

C. This amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes of a corporation's name.

D. This amendment to the Certificate shall be effective on April 25, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 18th day of April, 2019.

By:	/s/ Robert A. Blair
Name: Robert A. Blair Title: Chief Executive Officer